Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC ANNOUNCES RETIREMENT OF

CHIEF EXECUTIVE OFFICER DAVID W. WILLIAMS AND NAMES

JULIE J. ROBERTSON AS SUCCESSOR

LONDON, January 11, 2018 – Noble Corporation plc (NYSE: NE, the Company) today announced the retirement of Chairman, President and Chief Executive Officer David W. Williams, and the election by the Board of Directors of Julie J. Robertson to succeed Mr. Williams in such roles. The leadership succession plan calls for Mr. Williams to remain with the Company through February 2018, serving in an advisory capacity.

“Julie’s record of contribution to the Company in many capacities over more than 38 years of service and her thorough understanding of the offshore drilling industry combine to create an exceptional foundation for strong leadership,” said Mr. Williams. “Her comprehensive skill set, along with the excellent management team already in place, should drive further achievements and fortify Noble’s outstanding industry position. It has been an honor to lead Noble over the past 10 years and I am confident this will be a seamless leadership transition that will gain solid support among our employees, customers and shareholders.”

During the ten years of Mr. Williams’ leadership he successfully guided the Company through periods of extreme volatility. He also initiated and executed the substantial newbuild program that has positioned Noble as one of the leading high-specification drilling companies in the industry.

Gordon T. Hall, Noble Corporation’s Lead Independent Director, stated, “David has been the driving force behind Noble’s transformation into a high-specification drilling company. He was a steady and highly visible leader through the worst industry recession in more than 30 years. David assembled a talented management team and leaves Noble in good hands and well-positioned for continued success. He has served the Company well during his distinguished tenure and the Board thanks him for his leadership and for the legacy he leaves behind.”

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Ms. Robertson has served as the Company’s Executive Vice President since 2006. In this role, she has had direct oversight for human resources, procurement and supply chain, learning and development, health, safety environmental functions, and information technology. From July 2001, she served as Senior Vice President—Administration and has served continuously as Corporate Secretary since December 1993. Throughout her tenure she has played an important role in the Company’s leadership and in September 2017, was named to the Company’s Board of Directors.

“I am thankful for the opportunity to have worked with David and am grateful for my election as the next Chairman, President, and Chief Executive Officer of Noble,” said Ms. Robertson. “I am honored to lead our talented and dedicated work force and in helping them deliver the high-quality, safe and efficient services our clients have come to expect from us. Noble is in an advantageous position as we enter the next phase of the industry cycle with high-specification assets, a substantial backlog, strong customer relationships and world class employees. As a team, we will continue to build on our established record of client-focused operational excellence.”

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 28 offshore drilling units, consisting of 14 drillships and semisubmersibles and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383